EXHIBIT 10.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of August 1, 2006 (the “Effective Date”), is entered into by and among Enterprise Gas Processing, LLC, a Delaware limited liability company (“Enterprise”), TEPPCO GP, Inc., a Delaware corporation (“TGP”) and TEPPCO Midstream Companies, L.P., a Delaware limited partnership (“TMC” and together with TGP, the “TEPPCO Parties”), and Jonah Gas Gathering Company, a Wyoming general partnership and an affiliate of the TEPPCO Parties (“Jonah”).

RECITALS

WHEREAS, Jonah was formed on June 20, 1996 by the execution of the Agreement of Partnership (“Original Agreement”) by and between Green River Pipeline LLC, a Wyoming limited liability company (“Green River”), and Jonah Pipeline Company, a Michigan corporation.

WHEREAS, McMurray Oil Company, a Wyoming corporation (“MOC”) acquired the Partnership Interest of Jonah Pipeline Company in Jonah;

WHEREAS, on September 28, 2001, (i) TGP acquired from MOC and Green River, 0.001% of their respective Partnership Interests in Jonah and (ii) TMC acquired from MOC and Green River, 99.999% of their respective Partnership Interests in Jonah;

WHEREAS, immediately prior to the execution of this Agreement, TGP held a 0.001% Partnership Interest and TMC held a 99.999% Partnership Interest;

WHEREAS, Jonah owns and operates a gas gathering system in Lincoln, Sublette and Sweetwater Counties, Wyoming, which gathers gas from the Jonah Field and the Pinedale Anticline Field to points of interconnection with various other facilities, together with its lines of pipe, valves, tanks, interconnections, buildings, machinery, equipment, parts, tools, supplies and other related assets (collectively, the “Jonah Gas Gathering System”);

WHEREAS, on February 13, 2006, Enterprise Products Partners L.P., a Delaware limited partnership and TEPPCO Partners, L.P., a Delaware limited partnership (“TEPPCO Partners”) entered into a letter of intent relating to the formation of a joint venture with respect to the Partnership which letter of intent is superseded and replaced upon execution of this Agreement and the Partnership Agreement (defined below);

WHEREAS, prior to the Effective Date, Enterprise Products has funded certain portions of an expansion of the Jonah Gas Gathering System, which expansion when completed shall consist of the installation of new compression, related new piping and certain related facilities, all as more particularly described in Section 4 of that certain Gas Gathering Agreement dated as of February 1, 2006, between EnCana Oil & Gas (USA) Inc. and Jonah (the “Jonah Expansion”), on behalf of Enterprise and in contemplation of Enterprise entering into this Agreement on the terms herein set forth;

WHEREAS, the Jonah Expansion is to be completed pursuant to a joint venture on the terms and conditions set forth in this Agreement and Jonah’s Amended and Restated Agreement of Partnership (“Partnership Agreement”), which amends and restates the Original Agreement in its entirety, such Partnership Agreement to be executed and delivered by Enterprise and the TEPPCO Parties concurrent with this Agreement;

WHEREAS, on the Effective Date, TMC will contribute all of its interest in Jonah Gas Marketing, LLC to the Partnership pursuant to this Agreement and after such contribution the Partnership will own 100% of the outstanding membership interests in Jonah Gas Marketing, LLC;

WHEREAS, prior to the Effective Date, all intercompany accounts payable by Jonah to TEPPCO Partners, L.P. or its Affiliates have been converted into Partners’ capital so that on the Effective Date Jonah does not have any amounts which are payable to any of its Partners or Affiliates; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Partnership Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein and in the Partnership Agreement, the benefits to be derived by each party hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
CONTRIBUTION

Section 1.1.           Contribution.  Subject to the terms and conditions hereof, Enterprise hereby irrevocably commits to fund the Jonah Expansion (net of those amounts previously funded by Enterprise and subject to the TEPPCO Parties’ related sharing and reimbursement obligations), all as more particularly described in the Partnership Agreement, in exchange for the issuance of a certain Partnership Interest and Sharing Ratio in Jonah, the terms of which are detailed in the Partnership Agreement, specifically Exhibit A attached thereto.

Section 1.2.           Enterprise Partnership Interest and Sharing Ratio.  Upon execution and delivery of this Agreement and the Partnership Agreement (which is being executed and delivered simultaneously herewith), Jonah shall issue, and Enterprise shall have, its Partnership Interest and Sharing Ratio in Jonah as set forth in Exhibit A to the Partnership Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1.           Representations and Warranties of the TEPPCO Parties.  Each of the TEPPCO Parties, jointly and severally, represent and warrant to Enterprise as follows:

(a)           Organization and Qualification.  TGP is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as currently being conducted.  TMC is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware with full partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as currently being conducted.  Jonah is a Wyoming general partnership duly formed, validly existing and in good standing under the laws of the State of Wyoming with full partnership power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as currently being conducted.  Each of the TEPPCO Parties and Jonah is duly qualified as a foreign organization, in good standing, in each jurisdiction requiring such qualification, except where the failure to have such qualification would not have material adverse effect on its business, operations, prospects or condition (financial or otherwise) (a “Material Adverse Effect”).

(b)           Authority; Consents; No Conflicts.  Each of the TEPPCO Parties and Jonah has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the Partnership Agreement, as applicable, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Partnership Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of each of the TEPPCO Parties and Jonah and will not (i) require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which the TEPPCO Parties, Jonah or the Jonah Gas Gathering System are subject, (ii)  violate any provision of the TEPPCO Parties’ or Jonah’s certificate of incorporation, bylaws, partnership agreement or other governing documents, (iii) violate any judgment, order, writ or decree of any court applicable to the TEPPCO Parties, Jonah or the Jonah Gas Gathering System, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which the TEPPCO Parties or Jonah is a party or by which the TEPPCO Parties, Jonah or any part of the Jonah Gas Gathering System is bound or (v) result in the creation or imposition of any Encumbrance upon Jonah or the Jonah Gas Gathering System, except in the case of clauses (i), (iv) and (v) as would not have a Material Adverse Effect.

(c)           Execution; Enforceability.  This Agreement and the Partnership Agreement have been duly executed and delivered on behalf of each of the TEPPCO Parties and Jonah, as appropriate, and constitute legal, valid and binding obligations of each of the TEPPCO Parties and Jonah enforceable against each of the TEPPCO Parties and Jonah in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(d)           Payment of Taxes.  Jonah has paid in full all Taxes and assessments due against the Jonah Gas Gathering System to the applicable Taxing authority, except for Taxes being contested in good faith.  All Tax returns and reports required by applicable law or governmental regulations have been filed by Jonah, and such returns and reports are true, correct and complete and present fairly and accurately the information required to be shown therein.  There are no Tax deficiencies that have been assessed, or are proposed or threatened, and no audit of Jonah by any federal, state or local authority is in progress, proposed or, to the knowledge of the TEPPCO Parties and Jonah, threatened.  There are no Tax liens upon the Jonah Gas Gathering System other than for Taxes not yet due.

(e)           Information.  The TEPPCO Parties and Jonah have provided Enterprise with information relating to the Jonah Gas Gathering System that is complete and accurate in all material respects.  No representation or warranty of either the TEPPCO Parties or Jonah contained in this Agreement contains any untrue statement of material fact, or omits to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  All contracts, permits and other documents and instruments furnished or made available to Enterprise by the TEPPCO Parties and Jonah, including but not limited to operational information and the Easements, Gas Contracts, Permits and Records, are true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto.  There is no fact, development or threatened development (excluding general economic factors affecting business in general) that either the TEPPCO Parties or Jonah has not disclosed to Enterprise in this Agreement or the schedules hereto that may have a Material Adverse Effect or, so far as either the TEPPCO Parties or Jonah can now foresee, may in the future have a Material Adverse Effect on the Jonah Gas Gathering System or the Partnership.

(f)            Capitalization.  The TEPPCO Parties own all of the issued and outstanding Partnership Interests of Jonah, which interests are set forth in the recitals to this Agreement, and own such interests free and clear of all Encumbrances of any nature whatsoever.  Jonah has no other outstanding equity interests and there are no outstanding contracts, agreements, subscriptions, options, rights, warrants or other commitments of any nature whatsoever relating to the issuance, sale, transfer, exchange or conversion of any equity, debt or other securities of Jonah.  Jonah does not own any equity or other interest in any other Person; provided that, on the Effective Date and simultaneously with the signing of this Agreement and the Partnership Agreement, TMC will contribute all of its interest in Jonah Gas Marketing, LLC to the Partnership and after such contribution the Partnership will own 100% of the outstanding membership interests in Jonah Gas Marketing, LLC.

(g)           Financial Statements; Records.  The TEPPCO Parties and Jonah have delivered to Enterprise: the March 31, 2006 balance sheet (the “Balance Sheet”) of Jonah and the statement of operations for the three months ended March 31, 2006. Such financial statements and notes fairly present the financial condition and results of operations of Jonah and the Jonah Gas Gathering System as at the respective dates of and for the periods referred to in such financial statements and reflect the consistent application of the accounting principles applied thereto.  The Records of Jonah and the Jonah Gas Gathering System, all of which have been made available to Enterprise, are complete and correct in all material respects and have been prepared and maintained in accordance with sound business practices and, where applicable, in conformity with generally accepted accounting principles and in compliance in all material respects with applicable laws and regulations.

(h)           No Undisclosed Liabilities; Release of Guarantee.  Except as set forth on Schedule 2.1(h), Jonah and the Jonah Gas Gathering System have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business.  Jonah (i) has obtained a release from that certain guarantee granted by Jonah to Wachovia Bank, National Association pursuant to the provisions of Section 14.04 of the Indenture between TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah, each as subsidiary guarantors and Wachovia Bank, National Association, as trustee and (ii) has obtained a similar release of its subsidiary guarantee under the Amended and Restated Credit Agreement of TEPPCO Partners, L.P.

(i)            Absence of Changes.  Except as and to the extent set forth on Schedule 2.1(i) or as contemplated by this Agreement or the Partnership Agreement, since March 31, 2006, Jonah has not, directly or indirectly:

(1)           made any amendment to its partnership agreement or other organizational documents, or changed the character of its business in any material manner;

(2)           experienced any event, development or condition of any character that had or could reasonably be expected to have a Material Adverse Effect on Jonah or the Jonah Gas Gathering System;

(3)           entered into any agreement or transaction outside the ordinary course of business, except in connection with the Jonah Expansion; or

(4)           made any capital expenditure or commitment other than in the ordinary course of business and except in connection with the Jonah Expansion.

(j)            Condition of System, Legality of Use, Title, Sufficiency of Assets.

(1)           The Jonah Gas Gathering System is in good and serviceable condition (normal wear and tear excepted) and suitable for the uses for which it is intended and has been maintained in accordance with industry practices regarding gathering systems of similar size and operating in substantially the same geographic area.

The Jonah Gas Gathering System and its uses conform in all material respects to all applicable laws.  Jonah has complied in all material respects with all laws, rules, regulations, ordinances and orders of all federal, state, county, municipal, local and other governmental bodies, authorities and agencies having jurisdiction over the Jonah Gas Gathering System.  No portion of the Jonah Gas Gathering System has been found to be subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 or the Interstate Commerce Act.

(2)           Jonah has good and marketable title to the Jonah Gas Gathering System.  For purposes of this Agreement, “good and marketable” title shall mean that title which grants the title holder all right, title and interest in and to the Jonah Gas Gathering System, free and clear of all Encumbrances (other than those set forth in Schedule 2.1(j)).  Except as set forth on Schedule 2.1(j), except for Permitted Encumbrances, there are no indebtedness, borrowings, loan agreements, promissory notes, pledges, mortgages, guarantees, and similar liabilities (direct and indirect) that are secured by or constitute an Encumbrance on the Jonah Gas Gathering System, and there are no preferential or similar rights to purchase any portion of the Jonah Gas Gathering System.  The TEPPCO Parties and Jonah have given Enterprise access to all title information in their possession relating to the Jonah Gas Gathering System, including without limitation the following:

(i)            copies of all title opinions and reports pertaining to the Jonah Gas Gathering System;
(ii)           all abstracts of title and status reports pertaining to the Jonah Gas Gathering System;
(iii)          copies of all Easements, prior conveyances of interests created thereby, unitization, pooling and operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements and other Encumbrances affecting the title to or the value of the Jonah Gas Gathering System and copies of all other contracts and documents affecting the title to or the value of the Jonah Gas Gathering System;
(iv)          evidence that all rentals, royalties and other payments due under the Easements and contracts pertaining to the Jonah Gas Gathering System have been paid and accepted;
(v)           evidence that all ad valorem, property, production, severance, excise and similar Taxes and assessments based on or measured by the ownership of the Jonah Gas Gathering System have been properly and timely paid;
(vi)          ownership maps and surveys relating to the Jonah Gas Gathering System;
(vii)         copies of all lease records and data sheets and to bonuses, rentals and royalties payable thereunder; and
(viii)        UCC search certificates and other certificates and title information.

(3)           Except as set forth on Schedule 2.1(j), Jonah’s assets, including the Jonah Gas Gathering System, are sufficient for the continued conduct of Jonah’s business after the Closing in the same manner as conducted prior to the Closing.

(k)           Contract Obligations.  All contracts (including, without limitation, all Easements and all Gas Contracts) pertaining to the Jonah Gas Gathering System are in full force and effect, are valid and subsisting, and, as to the Easements, cover the entire estates or rights that they purport to cover.  Enterprise has been provided with access to all such contracts and there are no other written or, to the knowledge of the TEPPCO Parties oral, agreements, contracts, commitments or arrangements which affect the Jonah Gas Gathering System in a material way other than such contracts so described.  All payments due under such contracts have been made and accepted, and all conditions necessary to keeping such contracts in full force and effect have been performed.  Jonah has never been advised, directly or indirectly, by any other party of a default under any such contract which claim of default has not been resolved.  No other party to any such contract has overtly threatened termination thereof or, to the knowledge of Jonah, is in material default thereunder.  Jonah has not received written notice that it is in current default under any such contract and no event has occurred which would constitute such a default.

(l)            Legal Proceedings.  Except as set forth on Schedule 2.1(l), there is no suit, action, investigation, examination or other proceeding, or any change in any zoning or building ordinances, pending, instituted or, to the knowledge of the TEPPCO Parties or Jonah, threatened before any court or governmental body, authority or agency and, to the knowledge of the TEPPCO Parties or Jonah, no cause of action exists that relates to the Jonah Gas Gathering System.  Jonah is not a party to or subject of any injunction, judgment or order of any court or governmental body, authority or agency, nor is it a party to or a subject of any proceeding, appeal or notice of appeal of any of the foregoing.

(m)          Environmental.

(1)           Jonah is and, at all times during the time for which any of the TEPPCO Parties have been a Partner of Jonah and to the knowledge of the TEPPCO Parties prior to such time, has been at all times in compliance in all material respects with all applicable Environmental Laws relating to the Jonah Gas Gathering System and the use thereof and no Environmental Activity has occurred in violation of, or so as to impose any material liability under, any applicable Environmental Laws.  Jonah and the Jonah Gas Gathering System have all permits, licenses, variances, and other authorizations necessary under Environmental Laws for the ownership, use, and/or operation of the Jonah Gas Gathering System in the manner currently conducted, except where such failure would not have a Material Adverse Effect.

(2)           No investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency are pending or, to the knowledge of the TEPPCO Parties or Jonah, threatened in connection with any Environmental Activity or alleged Environmental Activity or actual or alleged violations of, or liabilities under, Environmental Laws, which relate to Jonah or the Jonah Gas Gathering System.

(3)           No written or, to the knowledge of the TEPPCO Parties oral, claim, demand, notice, order, directive, complaint or other communication has been made or issued or, to the knowledge of the TEPPCO Parties or Jonah, is threatened by any government agency or third party against or with respect to the Jonah Gas Gathering System relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substances or actual or alleged violations of, or liabilities under, Environmental Laws.

(n)           Compliance.  Except as disclosed on Schedule 2.1(n), the Jonah Gas Gathering System has in all material respects been operated in compliance with any and all applicable laws, orders, rules, regulations, judgments or decrees of any governmental authority, including the common or civil law, including, but not limited to, those relating to occupational safety and health, consumer product safety, employee benefits, environmental laws, zoning laws or regulations and laws and regulations pertaining to oil and gas operations, pipelines, and the gathering, storage and transportation of hydrocarbons.  Except as disclosed on Schedule 2.1(n), Jonah has obtained all necessary and appropriate franchises, licenses, leases and permits to own and operate the Jonah Gas Gathering System and to conduct Jonah’s business as currently being conducted and in accordance with all rules and regulations of any governmental authority as would be obtained by a prudent operator, except where the failure to obtain such items would not have a Material Adverse Effect.

(o)           Insurance.  Jonah maintains (either directly or indirectly through its Affiliates) insurance with reputable insurers with respect to the Jonah Gas Gathering System against all risks normally insured against and in amounts normally carried by entities of similar size engaged in similar lines of business.  All such insurance policies are in full force and effect.

(p)           Intercompany Payables.     Prior to the Effective Date, the TEPPCO Parties have caused all intercompany accounts payable of Jonah to TEPPCO Partners, L.P.

and/or its Affiliates to be contributed to the capital of Jonah without payment or further obligation by Jonah.

Section 2.2.           Representations and Warranties of Enterprise.  Enterprise represents and warrants to each of the TEPPCO Parties and Jonah as follows:

(a)           Organization and Qualification.  Enterprise is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Authority; Consents; No Conflicts.  Enterprise has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the Partnership Agreement, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Partnership Agreement and the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action, on the part of Enterprise, and will not (i) require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Enterprise is subject, (ii)  violate any provision of Enterprise’s limited liability company agreement or other governing documents, (iii) violate any judgment, order, writ or decree of any court applicable to Enterprise, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any agreement, contract, commitment, lease or other instrument, document or undertaking to which Enterprise is a party or by which Enterprise is bound or (v) result in the creation or imposition of any Encumbrance (other than as contemplated by this Agreement) upon the Jonah Gas Gathering System, except in the case of clauses (i), (iv) and (v) as would not have a Material Adverse Effect on Enterprise or the Partnership.

(c)           Execution; Enforceability.  This Agreement and the Partnership Agreement have been duly executed and delivered on behalf of Enterprise, and constitute legal, valid and binding obligations of Enterprise enforceable against Enterprise in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

ARTICLE 3
CLOSING

Section 3.1.           Transaction Documents.  Simultaneously with the execution of this Agreement, the parties shall execute, acknowledge and deliver, as appropriate, the following documents:

(a)           The Partnership Agreement;

(b)           The assignment by TMC of all of its interest in Jonah Gas Marketing, LLC to the Partnership so that after such contribution the Partnership will own 100% of the outstanding membership interests in Jonah Gas Marketing, LLC;

(c)           The release of guarantees obtained from Wachovia Bank, National Association under the Amended and Restated Credit Agreement of TEPPCO Partners, L.P. and under the Indenture referred to in Section 2.1(h); and

(d)           Such other documents as the parties may reasonably request for the purpose of facilitating the transactions contemplated by this Agreement and the Partnership Agreement.

Section 3.2.           Closing.  The execution and delivery of this Agreement and the Partnership Agreement and the consummation of the transactions contemplated herein may sometimes be referred to herein as the “Closing.”

ARTICLE 4
INDEMNIFICATION

Section 4.1.           TEPPCO Parties’ Obligation to Indemnify.  Each of the TEPPCO Parties shall, jointly and severally, defend, indemnify and hold harmless Enterprise, its officers, directors, employees, agents, partners and affiliated companies, from any and all losses, claims, demands, suits, liability, damages, costs and expenses arising out of or related to (i) the breach by the TEPPCO Parties of any of their respective representations, warranties or covenants under this Agreement or the Partnership Agreement, (ii) Jonah’s ownership or operation of the Jonah Gas Gathering System prior to Closing, except to the extent such losses, claims, demands, suits, liabilities, damages, costs and expenses relate to the willful misconduct of Enterprise or its Affiliates in operating the Jonah Gas Gathering System prior to the Closing, or (iii) any Environmental Activity, or violation of or liability under Environmental Laws, arising from activities with respect to, or the condition of, the Jonah Gas Gathering System prior to Closing, including but not limited to the exposure of any person to any such Environmental Activity and regardless of whether such Environmental Activity or any related condition or violation of or liability under Environmental Laws is discovered on, before or after the date hereof and regardless of whether arising from Enterprise’s strict liability with respect to the same (items (i), (ii) and (iii) above are collectively referred to as “Enterprise Losses”).

Section 4.2.           Enterprise’s Obligation to Indemnify.  Enterprise shall defend, indemnify and hold harmless each of the TEPPCO Parties, and their respective officers, directors, employees, agents, partners and affiliated companies, from any and all losses, claims, demands, suits, liability, damages, costs and expenses arising out of or related to the breach by Enterprise of any of its representations, warranties or covenants under this Agreement or the Partnership Agreement (“TEPPCO Losses”).

Section 4.3.           Notice of Asserted Liability, Opportunity to Defend.  Any person claiming indemnification hereunder shall be referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is referred to as the “Indemnifying Party.”

(a)                                  The Indemnified Party shall give the Indemnifying Party reasonably prompt notice of any claim for which indemnity is sought.  To the extent the Indemnifying Party is prejudiced thereby, the failure to provide reasonably prompt notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such claims that it may have to the Indemnified Party, but only to the extent the liability for such claims is directly attributable to such failure to provide such prompt notice.

(b)                                 The Indemnifying Party shall have the right to defend, settle, and compromise any proceedings involving claims for which indemnification is sought with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party); provided that any such settlement, compromise or other resolution shall include a full release of the Indemnified Party from such claims.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with Indemnifying Party and its counsel in the defense or settlement of any such claim.  All costs of any such defense shall be borne solely by the Indemnifying Party.  At its own expense, the Indemnified Party may obtain its own counsel to participate in or assist with any settlement or defense, but the Indemnifying Party shall have full authority to determine all action to be taken in any such defense or settlement.

Section 4.4.           Survival.  The representations, warranties, covenants, agreements and indemnities included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall survive the Closing; provided that, (A) the representations and warranties contained in Section 2.1 (e), (g), the first sentence of (h), (i), (j), (k), (l), (m), (n), (o) and (p) shall survive for a period of three years, (B) the representations and warranties contained in Section 2(d) shall survive until the expiration of all applicable statutes of limitations and (C) the representations and warranties contained in Sections 2.1(a), (b), (c), (f), the last sentence of (h), 2.2(a), (b) and (c) shall survive indefinitely.

Section 4.5.           Limitations on Liability.

(a)           Other than with respect to a breach of the representation contained in Section 2.1(f) or (p) by the TEPPCO Parties, no party will have any liability (for indemnification or otherwise) with respect to the matters described in Sections 4.1 or 4.2 until the total of all losses incurred or suffered by an Indemnified Party with respect to such matters exceeds $1,000,000 and then such party will have liability for such Indemnified Party’s losses from the first dollar thereof, subject to the other limitations contained in this section.  Notwithstanding the foregoing, the total aggregate amount for claims for Enterprise Losses shall not exceed $100 million and the aggregate amount for claims for TEPPCO Losses shall not exceed $100 million, except in the case of a breach of a representation and warranty contained in Section 2.1(f) or (p) in which case the aggregate amount of claims for Enterprise Losses shall not exceed $207.55 million.

(b)           In calculating the amount of any loss for which any Indemnifying Party is liable under this Article, there shall be deducted the amount of any insurance recoveries from third-party insurers which the Indemnified Party actually receives as a direct consequence of the circumstances to which the loss related or from which the loss resulted or arose, except to the extent such insurance recoveries have or are reasonably anticipated to result in future or retroactive premium increases.

(c)           Except as otherwise expressly provided in this Agreement, the remedies of the parties specifically provided for by this Article shall be the sole and exclusive remedies of the Parties for (i) any breach or inaccuracy of the representations and warranties contained in this Agreement or in any document furnished or delivered pursuant hereto, (ii) the failure to perform any covenants, agreements or obligations contained in this Agreement or in any document furnished or delivered pursuant hereto, or (iii) Jonah’s ownership or operation of the Jonah Gas Gathering System prior to Closing.

(d)           Notwithstanding anything to the contrary in this Agreement, in no event shall any party be liable to another party, except with respect to a liability imposed as a result of a third-party claim or allegation, for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, EVEN IF CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SUCH PARTY.

Section 4.6.           Pioneer Silica Gel Plant Asset Sale.  Notwithstanding anything in this Agreement to the contrary, after the date hereof, in the event Jonah shall become liable to Enterprise Gas Processing, LLC pursuant to the indemnification provisions of that certain Purchase and Sale Agreement by and between Jonah and Enterprise Gas Processing, LLC dated as of March 31, 2006, the TEPPCO Parties or TEPPCO Partners, L.P. (and not Jonah) shall directly pay to Enterprise Gas Processing, LLC any amounts due from Jonah to Enterprise Gas Processing, LLC pursuant to such agreement.  To the extent that the TEPPCO Parties or TEPPCO Partners, L.P. is unable to directly pay or does not pay Enterprise Gas Processing, LLC directly in accordance with the preceding sentence, such non-payment will constitute a breach of this Agreement by the TEPPCO Parties and TEPPCO Partners, L.P.  In such event, Jonah shall make such payment to Enterprise Gas Processing, LLC and will make an additional payment to Enterprise in an amount which compensates Enterprise for the portion of the payment(s) made by Jonah which are attributable to Enterprise’s Partnership Interest (with such amounts to be further grossed up to reflect such additional payment in the same manner).

ARTICLE 5
DEFINITIONS

Section 5.1.           Certain Defined Terms.  Capitalized terms used herein and not defined elsewhere in this Agreement shall have the meanings given such terms as is set forth below.

 “Easements” means all easements, licenses, surface leases, rights-of-way, servitudes and other surface rights and interests used in the operation of the Jonah Gas Gathering System.

“Encumbrance” means any liens, claims, burdens, title defect, conflicting claim of ownership right of way, hypothecations, or other legal or equitable encumbrance, limitation, order, decree, judgment, stipulation, settlement, attachment, restriction, right of first refusal, covenant, reservation, lease, pledge, option, charge, claim, security interest, mortgage or any other right of any third party.

“Environmental Activity” means any actual or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, investigation, remediation, monitoring, disposition, handling, transportation or disposal of any Hazardous Substance at, from, under, into and/or on the Jonah Gas Gathering System or otherwise relating to the Jonah Gas Gathering System or any use of the Jonah Gas Gathering System which is regulated by or for which standards of conduct or liability are imposed by any Environmental Laws.  As used in regards to Environmental Activity, “release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping, other than a release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leach, disposal, or dumping of petroleum products and byproducts which is permitted pursuant to Environmental Laws.

“Environmental Laws” means all laws including but not limited to federal, state, municipal, county, local or other statutes and regulations, authorizations, judgments, decrees, concessions, grants, orders, franchises, permits, agreements and other restrictions and requirements relating to any Hazardous Substances, Environmental Activity, the environment, pollution, health, a community’s right to know, or worker protection.

“Gas Contracts” means those certain gas purchase, sales, gathering, transportation and/or treating agreements described or identified on Exhibit A attached hereto.

“Hazardous Substances” includes any pollutants, dangerous substances, toxic substances, hazardous wastes, solid wastes, infectious wastes, regulated substances, contaminants, hazardous materials, or hazardous substances as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Environmental Laws; any material, waste, or substance that is or becomes regulated or classified under Environmental Laws; and any substance, material or waste which is or contains (i) petroleum, oil, or any fraction thereof, (ii) explosives, or (iii) radioactive materials (including naturally occurring radioactive materials).

“Permits” means all regulatory permits which relate to the Jonah Gas Gathering System, Easements or Gas Contracts, including, without limitation, those described or identified on Exhibit B attached hereto.

“Permitted Encumbrances” means (i) liens for Taxes or assessments not yet due and payable; (ii) terms and conditions of any leases that have been fully disclosed to Enterprise on an appropriate schedule to this Agreement; (iii) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision laws or regulations (A) that do not materially and adversely affect the assets comprising the Jonah Gas Gathering System for the uses to which such assets are put or the ability to transfer or assign any such assets comprising the Jonah Gas Gathering System and (B) which are of a nature that would be reasonably acceptable to a prudent operator of natural gas assets and facilities of a type similar to the assets comprising the Jonah Gas Gathering System; and (iv) such other liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters (A) that do not materially and adversely affect the assets comprising the Jonah Gas Gathering System for the use to which they are put or the ability to transfer or assign any such assets and (B) which are of a nature that would be reasonably acceptable to a prudent operator of natural gas assets and facilities of a type similar to the assets comprising the Jonah Gas Gathering System.

“Person” shall mean any individual, corporation, partnership, joint venture, trust, unincorporated organization, other form of business or legal entity.

“Records” means all pertinent and material files, records and data relating to the Jonah Gas Gathering System, Easements, Gas Contracts and Permits, including, without limitation, books of account and other financial records, all management records, process safety management plans, oil spill prevention plans and records, plant operating procedures and records, title records, surveys, maps, drawings, construction x-rays, pipeline certifications, reports and filings to and with all applicable federal and state regulatory agencies.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

Section 5.2.           Other Definitional Provisions.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.  As used in this Agreement, “party” shall mean any natural person, corporation, partnership, trust, estate or other entity.  As used in this Agreement, “affiliate” of a party shall mean any partnership, joint venture, corporation or other entity in which such party has an interest or which controls, is controlled by or is under common control with such party.

ARTICLE 6
MISCELLANEOUS

Section 6.1.           Expenses.  Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 6.2.           Publicity.  All public announcements concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and among the parties.  Except as required by law, no party shall act unilaterally in this regard without the prior written approval of the other party, such approval not to be unreasonably withheld.

Section 6.3.           Notices.  All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if made or delivered in accordance with one or more of the methods set forth in the Partnership Agreement, addressed as follows:

If to TGP, TMC or TEPPCO:

TEPPCO Partners, L.P.

1100 Louisiana

Suite 1300

Houston, Texas 77002

Attn: Patricia Totten

Fax:  (713) 381-3957

Email: patotten@teppco.com

If to Jonah:

Jonah Gas Gathering Company

1100 Louisiana

Suite 1500

Houston, Texas 77002

Attn: Bill Ordemann

Fax:  (713) 381-6960

Email: bordemann@eprod.com

If to Enterprise:

Enterprise Gas Processing, LLC

1100 Louisiana

Suite 1800

Houston, Texas 77002

Attn: Stephanie Hildebrandt

Fax:  (713) 381-6570

Email: shildebrandt@eprod.com

Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

Section 6.4.           Amendment.  This Agreement may not be altered or amended, or any rights hereunder waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver.  No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

Section 6.5.           Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and, except as otherwise prohibited, their respective successors and assigns, and nothing contained in this Agreement express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.  No party may assign its rights or delegate its duties or obligations under the terms of this Agreement without the prior written consent of the other parties hereto.

Section 6.6.           Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

Section 6.7.           Governing Law.  This Agreement and the transaction contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to conflict of law provisions which would apply the laws of another jurisdiction.

Section 6.8.           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Partnership Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, including that certain letter of intent between Enterprise Products and TEPPCO Partners dated February 13, 2006.  All of such Exhibits and Schedules are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.  This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original counterpart but all of which together shall constitute one and the same Agreement.  This Agreement may be executed by the parties through an exchange of signed counterparts via facsimile.

Section 6.9.           Disputes.  Any dispute, controversy or claim (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, including, without limitation, the interpretation, validity, termination or breach thereof, will be resolved in accordance with the dispute resolution procedures set forth in Schedule 10.23 of the Partnership Agreement and made a part hereof.  The parties covenant that they shall not resort to court remedies without first complying with the provisions as provided for in Schedule 10.23 of the Partnership Agreement, or for preliminary relief in aid thereof.  A party that fails to comply with the terms and conditions set forth in Schedule 10.23 of the Partnership Agreement or this Section 6.9 shall pay all the legal costs incurred by the other Partners in connection with the enforcement thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

TEPPCO GP, INC.

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO

TEPPCO MIDSTREAM COMPANIES, L.P.,
by TEPPCO GP, INC., its general partner

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO

ENTERPRISE GAS PROCESSING, LLC

By:	/s/ Jim Teague
Name:	Jim Teague
Title:	Executive Vice President

JONAH GAS GATHERING COMPANY,
by TEPPCO GP, INC., its general partner

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO

For purposes of Section 4.6 and 6.9 hereof only:
AGREED AND APPROVED:

TEPPCO PARTNERS, L.P.,
by Texas Eastern Products Pipe Company LLC,
its general partner

By:	/s/ Jerry E. Thompson
Name:	Jerry E. Thompson
Title:	President and CEO